EXHIBIT 21.1

SUBSIDIARIES

The Registrant has two wholly-owned subsidiaries:

·	Global Trek Xploration, a California corporation

·	LOCiMOBILE, Inc., a Nevada corporation

Our previously owned subsidiary, Code Amber News Service, Inc., a Nevada corporation, was dissolved in February 2015.